EXHIBIT 99.1


FOR IMMEDIATE RELEASE
October 2, 1997


Contact:        Tracey L. Gray     Delitha Morrow Coles    Frank Petras
                President & COO    Lucent Technologies     Investor Relations
                Elcotel, Inc.      (908)-559-6421          SM Berger & Co.
                (941) 758-0389                             (216) 464-6400


Elcotel Acquires Lucent Technologies Public Terminal Assets
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Sarasota, Florida -October 2, 1997 - Elcotel, Inc., (Nasdaq:ECTL)
today announced that it has acquired certain assets of the public terminal (payphone) business of Lucent Technologies, Inc.
(NYSE:LU).

The asset acquisition by Elcotel involves the tooling, inventory, and license rights to manufacture, market, and distribute the payphone products for public regulated telephone companies and private operators worldwide. Elcotel has been granted licenses for the patents and technology developed by Lucent Technologies and Bell Laboratories for such payphones.

"The acquisition of the Lucent public terminal assets and inventory permits Elcotel to continue with the market development previously initiated by Lucent and Elcotel," said Tracey L. Gray, Elcotel's President and Chief Operating Officer. "We can now provide domestic and international customers for these products with a continuing supply and on-going support from Elcotel."

"This acquisition also has a complementary fit with the recently announced merger with TSG (Technology Service Group, Inc.), as both TSG and Lucent are major suppliers to the domestic regulated telephone companies for replacement components and upgrades to the large installed base of payphones in this country," Mr. Gray continued. "There will be a need to supply replacement and reconditioned units to the telephone companies for a number of years. This addition to our company's technology base and to our ability to control manufacturing costs assures us of a strong position in the regulated markets while complementing our business in the private payphone markets. It also enhances our ability to direct the evolution of our basic payphone technology for international applications."

"Today's announcement reflects our efforts to focus resources on our core businesses and to expand our efforts in new growth areas, such as software, wireless, data and optical networking," said Bob Van Saun, Lucent Technologies Special Customer Operations Vice President. "We will continue to work with Elcotel during this important transition."

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Elcotel will absorb the Lucent public terminal business within its current operating structure, assuring customers that they will continue to receive the high quality of service they have come to expect.

"We estimate the annual revenues from this acquisition will be in excess of $12 million," Mr. Gray added. "We expect the additional revenues from this acquisition to grow as we expand our international programs and domestic business with the regulated telephone companies through the TSG merger, making Elcotel the largest independent domestic supplier of payphones. Since many of the components utilized by TSG in its refurbishing and replacement business are the same design as the Lucent components, we expect to realize cost savings and overall inventory reductions."

Lucent employees who were involved in the payphone business will be transferred to other parts of Lucent's core businesses.

For the fiscal year that ended March 30, 1997, Elcotel reported net income of $1.6 million, or $0.20 per share, on revenues of $26.8 million.

Lucent Technologies designs, builds and delivers a wide range of public and private networks, communications systems and software, consumer and business telephone systems and microelectronics components. Bell Laboratories is the research and development arm for the company.

Elcotel, Inc., based in Sarasota, Florida, designs, develops, manufactures, and markets reliable microprocessor-based public communication products and software that provide service over both domestic and international wireline and wireless telephone networks. Elcotel is the leader in sales of microprocessor-based payphone products to domestic private payphone operators.

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Statements contained in this release that are not historical facts may contain forward-looking information with respect to the company's plans, projections, or future performance, which involve certain risks and uncertainties that could cause the company's actual results to differ materially from those expected by the company. These risks and uncertainties include the risk of adverse regulatory action affecting the company's business or the business of the company's customers, the risk of competition, the risk of obsolescence of the company's products, and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.
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